Exhibit 5.1

[GLOBAL PAYMENTS LETTERHEAD]

March 24, 2023

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re: Registration Statement on Form S-8.

Ladies and Gentlemen:

I am the Senior Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) by the Corporation to register shares of common stock, without par value (the “Common Stock”), of the Corporation (the “Shares”) issuable in respect of certain outstanding equity awards of EVO Payments, Inc. (“EVO”) granted under the EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan (the “EVO Plan”) which were converted into corresponding awards in respect of Common Stock (the “Assumed EVO Awards”) in connection with the merger of Falcon Merger Sub Inc., a wholly owned subsidiary of the Corporation, with and into EVO on March 24, 2023, with EVO surviving the merger as a wholly owned subsidiary of the Corporation, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 1, 2022, by and among the Corporation, EVO and Merger Sub. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification: (i) that all signatures are genuine; (ii) that all documents submitted to me as originals are authentic; (iii) that all documents submitted to me as copies conform to the originals of such documents and the authenticity of the originals of such documents; and (iv) the legal capacity of all natural persons executing any of the foregoing documents. I have further assumed that there will be no material changes to the documents I have examined and that, at all times prior to the issuance of the Shares, the Corporation will maintain a sufficient number of authorized but unissued Shares of Common Stock available for such issuance. Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares will be, upon issuance, duly authorized and, when the Shares have been issued in accordance with the terms of the EVO Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of Georgia, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ David L Green
David L. Green
Senior Executive Vice President, General Counsel and Corporate Secretary